Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-222738

PROSPECTUS SUPPLEMENT NO. 2

(TO PROSPECTUS DATED FEBRUARY 12, 2018)

INVIVO THERAPEUTICS HOLDINGS CORP.

Up to 10,700,000 shares of Common Stock

This prospectus supplement No. 2 supplements and amends the prospectus dated February 12, 2018 related to the sale or other disposition from time to time of up to 10,700,000 shares of common stock, par value $0.00001 per share, of InVivo Therapeutics Holdings Corp., a Nevada corporation (the “Company,” “we,” “us” or “our”), issued and issuable to Lincoln Park Capital Fund, LLC, the selling stockholder named in the prospectus, also referred to as Lincoln Park, pursuant to a purchase agreement dated January 25, 2018 that we entered into with Lincoln Park. We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder.

This prospectus supplement should be read in conjunction with the prospectus dated February 12, 2018, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

Our common stock is currently quoted on The Nasdaq Global Market under the symbol “NVIV.” On April 6, 2018, the last reported sale price of our common stock on The Nasdaq Global Market was $0.5005 per share.

This prospectus supplement incorporates into our prospectus the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2018 and attached hereto.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 9, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 3, 2018

Date of Report (Date of earliest event reported)

INVIVO THERAPEUTICS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	001‑37350	36‑4528166
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

One Kendall Square, Suite B14402

Cambridge, Massachusetts 02139

(Address of Principal Executive Offices) (Zip Code)

(617) 863‑5500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure

On April 9, 2018, the Company issued a press release announcing, among other things, a reverse stock split, as described in Item 8.01 below.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8‑K. The information contained in this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, nor shall it be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01 Other Events

On April 3, 2018, the Board of Directors of InVivo Therapeutics Holdings Corp. (the “Company”) approved a 1‑for‑25 reverse stock split of the Company’s authorized shares of common stock, par value $0.00001 per share (the “Common Stock”), accompanied by a corresponding decrease in the Company’s issued and outstanding shares of Common Stock (the “Reverse Stock Split”) such that, following the consummation of the Reverse Stock Split, the number of authorized shares of Common Stock shall be reduced from 100,000,000 to 4,000,000. The Reverse Stock Split will become effective at the effective time set forth in the Certificate of Change to be filed with the Secretary of State of the State of Nevada (the “Certificate of Change”).  The Company expects to file the Certificate of Change following the completion of certain related administrative processes, which the Company expects to be on or about April 13, 2018, and anticipates that the effective time of the Reverse Stock Split will be on or about 5:00 pm New York time on April 16, 2018. Fractional shares resulting from the Reverse Stock Split shall be rounded up to the nearest whole share, and all shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given stockholder shall be aggregated for the purpose of determining whether the Reverse Stock Split would result in the issuance of a fractional share. Pursuant to Section 78.209 of the Nevada Revised Statutes, the Company’s Board of Directors may take action to effect the Reverse Stock Split by filing a Certificate of Change with the Secretary of State of the State of Nevada without the consent of the Company’s stockholders.

Item 9.01.   Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release dated April 9, 2018.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this Current Report on Form 8‑K that do not describe historical facts may constitute forward-looking statements within the meaning of the federal securities laws.  These statements can be identified by words such as “believe,” “anticipate,” “intend,” “estimate,” “will,” “may,” “should,” “expect,” “designed to,” “potentially,” and similar expressions. Any forward-looking statements contained herein are based on current expectations and are subject to a number of risks and uncertainties. Factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the proposed Reverse Stock Split and the administrative processes related thereto.  Additional risk factors are described in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2017 and its other filings with the SEC, including quarterly reports on Form 10‑Q and Current Reports on Form 8‑K.  The Company does not undertake to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVO THERAPEUTICS HOLDINGS CORP.

Date: April 9, 2018	By:	/s/ Heather Hamel
	Name:	Heather Hamel
	Title:	Secretary